Exhibit 99.2
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Pro Forma Condensed Consolidated Financial Statements
On April 19, 2006, United Surgical Partners International, Inc. (USPI or the Company) acquired 100% of the equity interests in Surgis, Inc. (Surgis) for approximately $198.2 million in cash at the closing date. This payment included the payoff of approximately $32.6 million of Surgis’ debt. Surgis, a privately-held company based in Nashville, Tennessee, develops and operates ambulatory surgery centers in partnership with physicians. As a result of the acquisition, USPI began operating 24 additional surgery centers in 11 states.
The unaudited pro forma statement of income and unaudited pro forma balance sheet give effect to (i) the acquisition, (ii) USPI’s financing of the acquisition, and (iii) the payoff of Surgis’ credit facility at closing. The unaudited pro forma statement of income has been prepared as if these transactions occurred on January 1, 2005. The unaudited pro forma balance sheet has been prepared as if these transactions occurred on December 31, 2005. The pro forma adjustments are described in the accompanying notes.
Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the dates presented, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma financial statements presented herein are based upon the respective historical consolidated financial statements of United Surgical Partners International, Inc. and Surgis, Inc. and the notes thereto. These unaudited pro forma financial statements do not include, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies. Additionally, the unaudited pro forma financial statements do not include restructuring charges expected to be incurred in connection with the acquisition, final tabulations of transaction costs, or final allocation of purchase price. In previous acquisitions, the Company’s purchase price allocation has generally resulted in the addition of goodwill and of indefinite-lived intangible assets arising from the acquisition of rights to manage the operations of the facilities, and additionally the recording of fair-market value adjustments to tangible assets and liabilities, most often to property and equipment. The Company is obtaining appraisals and conducting the other analyses required to complete the purchase price allocation. For purposes of the unaudited pro forma financial statements, the Company has not adjusted the value of tangible assets and has allocated the excess of the purchase price over the carrying value of the acquired assets to goodwill.
The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of United Surgical Partners International, Inc., which were filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and Surgis, Inc., which are included as an exhibit to this filing.

United Surgical Partners International, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2005
(In thousands)

	Historical		Pro Forma		Pro Forma
	USPI	Surgis	Adjustments		As Adjusted
Assets:

Cash and cash equivalents	$130,440	$8,212	$(112,832	)(1)
			(1,092	)(2)	24,728

Patient receivables, net of allowance for doubtful accounts	44,501	7,410			51,911
Other receivables	10,253	2,197			12,450
Inventories of supplies	7,819	2,337			10,156
Deferred tax asset, net	11,654	589			12,243
Prepaids and other current assets	8,443	1,082			9,525

Total current assets	213,110	21,827	(113,924)		121,013

Property and equipment, net	259,016	17,257			276,273
Investments in affiliates	100,500	14,892			115,392

Goodwill and intangible assets, net	422,556	75,345	1,092	(2)
			(286	)(3)
			97,525	(4)	596,232
Other assets	33,659	1,622	(388	)(3)	34,893

Total assets	$1,028,841	$130,943	$(15,981)		$1,143,803

Liabilities and common stockholders’ equity

Accounts payable	$19,095	$1,573	$—		$20,668
Accrued salaries and benefits	19,572	2,130			21,702
Due to affiliates	34,997	—			34,997
Current portion of long-term debt	15,922	36,638	(32,500	)(3)	20,060
Other accrued expenses	32,578	2,408			34,986

Total current liabilities	122,164	42,749	(32,500)		132,413

Long-term debt, less current portion	270,564	10,738	87,000	(5)	368,302
Other long-term liabilities	4,474	816			5,290
Deferred tax liability, net	36,591	1,925			38,516

Total liabilities	433,793	56,228	54,500		544,521

Minority interests	63,998	4,234			68,232

Common stock	443	7	(7	)(6)	443
Additional paid-in capital	375,656	74,245	(74,245	)(6)	375,656
Treasury stock	(831)				(831)
Deferred compensation	(14,128)				(14,128)
Accumulated other comprehensive income, net of tax	3,896				3,896
Retained earnings	166,014	(3,771)	3,771	(6)	166,014

Total stockholders’ equity	531,050	70,481	(70,481)		531,050

Total liabilities and stockholders’ equity	$1,028,841	$130,943	$(15,981)		$1,143,803

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

United Surgical Partners International, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2005
(In thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	USPI	Surgis	Adjustments		As Adjusted
Net patient service revenue	$437,867	$58,447	$—		$496,314
Management and administrative services revenue	35,904	15,021			50,925
Other revenue from managed entities	—	12,564			12,564
Other income	970	—			970

Total revenues	$474,741	$86,032	$—		$560,773

Equity in earnings of unconsolidated affiliates	23,998	2,641			26,639

Operating expenses:
Salaries, benefits, and other employee costs	121,733	29,467			151,200
Medical services and supplies	84,695	14,211			98,906
Other operating expenses	86,245	3,066			89,311
General and administrative expenses	30,275	11,282			41,557
Provision for doubtful accounts	9,518	561			10,079
Depreciation and amortization	31,406	5,826	(763	)(9)	36,469
Other expenses from managed entities	—	12,564			12,564

Total operating expenses	363,872	76,977	(763)		440,086

Operating income	134,867	11,696	763		147,326

Interest expense, net	(23,253)	(2,976)	(3,291	)(7)
			(5,643	)(8)
			1,914	(9)	(33,249)
Other	533	2,004			2,537

Income before minority interests	112,147	10,724	(6,257)		116,614
Minority interests in income of consolidated subsidiaries	(38,835)	(5,399)			(44,234)

Income from continuing operations before income taxes	73,312	5,325	(6,257)		72,380
Income tax expense	(26,173)	(1,804)	2,368	(10)	(25,609)

Income from continuing operations	$47,139	$3,521	$(3,889)		$46,771

Net income per share attributable to common stockholders:
Basic:
Earnings from continuing operations	$1.10				$1.09

Diluted:
Earnings from continuing operations	$1.05				$1.04

Weighted average number of common shares
Basic	42,994				42,994
Diluted	44,977				44,977
See accompanying notes to the
Unaudited Pro Forma Condensed Consolidated Financial Statements

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands, except as noted)
1.	PRO FORMA ADJUSTMENTS

Pro forma condensed consolidated balance sheet adjustments (1) through (6) below give effect to USPI’s acquisition of Surgis as though the transaction had occurred on December 31, 2005. Pro forma condensed consolidated statement of income adjustments (7) through (10) below give effect to the acquisition as though it had occurred on January 1, 2005. Certain amounts in the Surgis statement of operations have been reclassified to conform to the classifications used by USPI.
(1)	To show the use of $111.2 million of cash on hand to fund a portion of the purchase price and related payoff of the Surgis credit facility, and the use of $1.6 million of Surgis cash for costs incurred by Surgis that are directly attributable to the acquisition but are not expected to have a continuing impact on USPI.

(2)	To show the use of $1.1 million of cash on hand to pay the direct costs of initiating USPI’s credit facility, which was undertaken in order to fund the Surgis acquisition.

(3)	To give effect to the payoff of the Surgis credit facility, which had an outstanding balance of $32.5 million at December 31, 2005, and the related write-off of unamortized debt issue costs of $0.4 million and the unamortized portion of a credit support agreement of $0.3 million.

(4)	To record estimated acquired goodwill and other intangible assets. The preliminary purchase price allocation, including the payoff of Surgis credit facility at closing, is as follows:

Use of USPI cash on hand	$111,232
Cash borrowed by USPI	87,000

Total payments at closing	198,232
Surgis debt paid off at closing	(32,500)

Preliminary cash purchase price	165,732
Less: historical net assets of Surgis	(70,481)
Acquisition-related costs incurred by Surgis	1,600
Write-off of unamortized credit support agreement	286
Write-off of unamortized Surgis debt issue costs	388

Pro forma estimated goodwill and other intangibles	$97,525

(5)	To give effect to USPI borrowing $87.0 million under USPI’s credit facility to help fund the acquisition.

(6)	To eliminate the historical common stock, paid-in capital and accumulated deficit of Surgis.

(7)	To reduce USPI’s historical interest income as though USPI had $111.2 million less cash on hand beginning January 1, 2005, using the average interest rates prevailing in 2005 in the money market accounts in which USPI generally invested its excess cash balance.

(8)	To increase USPI’s historical interest expense as though USPI had borrowed $87.0 million under its credit facility using rates that would have been in effect during 2005. As USPI had to obtain its credit facility in order to complete the acquisition, this pro forma interest expense adjustment also includes fees for the unused portion of the facility and the amortization of debt issue costs based on the five-year term of the credit agreement.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands, except as noted)
(9)	To reduce Surgis’ historical interest and amortization expense as though USPI had paid off the Surgis facility on January 1, 2005, including the interest on borrowings that were outstanding under the agreement during 2005 as well as fees for the unused portion of the facility, amortization of debt issue costs, and amortization of an intangible asset related to a credit support agreement.

(10)	To give effect to the estimated net tax benefit related to pro forma entries (7) through (9) at the historical effective tax rate of USPI’s U.S. operations.

Surgis recorded approximately $2.0 million of nonoperating income related to the settlement of two lawsuits in 2005. This amount is included in Surgis’ historical results and has not been removed for the pro forma presentation, but it is not considered likely to recur.

2.	OTHER FACTORS AFFECTING COMPARABILITY

As noted in the introduction, the unaudited pro forma condensed consolidated financial statements presented herein are based upon the respective historical consolidated financial statements of United Surgical Partners International, Inc. and Surgis, Inc. and the notes thereto. These unaudited pro forma financial statements do not include, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies. In addition, USPI is exploring a potential modification of Surgis’ management service contracts, which would result in an equal reduction of revenues and expenses. The change would not affect net income. These statements also reflect items that might reasonably be expected not to recur, such as the lawsuit settlement income described above. Additionally, the unaudited pro forma financial statements do not include restructuring charges expected to be incurred in connection with the acquisition, final tabulations of transaction costs, final allocation of purchase price, or final assessments of any acquired contingencies.